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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.
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                                                                    Exhibit 10.1

                                ROYALTY AGREEMENT

      THIS ROYALTY AGREEMENT made this 19th day of October, 2001 by and among C.R. Bard, Inc., a New Jersey corporation ("Bard"), NMT Medical, Inc., a Delaware corporation ("NMT"). Capitalized terms used but not defined herein shall have the meaning set forth in the Asset Purchase Agreement of even date herewith between Bard and NMT (the "Purchase Agreement").

      WHEREAS, pursuant to the Purchase Agreement, Bard has agreed to purchase from NMT, and NMT has agreed to sell to Bard, certain Assets, consisting of NMT's vena cava filter Product Line and substantially all of the business, assets and properties that the vena cava filter Business comprises; and

      WHEREAS, as a portion of the consideration payable for the Assets, Bard has agreed to pay certain royalties to NMT, as more fully set forth herein; and

      WHEREAS, for a transitional period following the Closing Date under the Purchase Agreement, Seller has agreed to continue to manufacture vena cava filter Products for Buyer pursuant to a Transitional Manufacturing Agreement dated as of the date hereof.

      NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Parties agree as follows:

                                   Article I.
                             BARD'S ROYALTY PAYMENTS

      1.1. Royalties with respect to RNF and RC. For a period of [**] years after the date of Bard's first commercial sale in the United States of the Recovery Filter ("RNF"), Bard shall pay to NMT an amount equal to (x) [**]% of Bard's Net Sales of the RNF and the Recovery Cone ("RC") in the United States and (y) [**]% of Bard's Net Sales of the RNF and the RC outside the United States. Thereafter, Bard shall pay to NMT an amount equal to (x) [**]% of Bard's Net Sales of the RNF and the RC in the United States and (y) [**]% of Buyer's Net Sales of the RNF and the RC outside the United States.

      1.2. Royalties with respect to SNF. Commencing on the Manufacturing Transition Date, Bard shall pay to NMT royalties on all Simon Nitinol Filter ("SNF") Products that Bard or its designee manufactures and sells to end users at the following royalty rates: (x) [**]% of Bard's Net Sales of the SNF in the United States and (y) [**]% of Bard's Net Sales of the SNF outside the United States.

      1.3. Payment of Royalties. Bard shall pay all royalties in United States Dollars and shall calculate and pay such royalties quarterly within [**] days following the last day of each calendar quarter. If Bard is required to pay any withholding tax in respect of any royalties or payments due to NMT, the amount of the actual payment to NMT may be reduced by the amount of the withholding tax paid by Bard.
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      1.4. Net Sales Defined. For purposes of this Agreement, "Net Sales" with respect to a Product shall mean, for any fiscal quarter, the gross invoiced sales of such Product by Bard or any Affiliate of Bard to all non-affiliated third parties, less the following offsets and deductions: (i) sales, use or value-added taxes, to the extent included in the gross invoiced sales; and (ii) freight and handling charges, to the extent included in the gross invoiced sales; and (iii) relevant customary cash, trade and quantity discounts and rebates actually granted and given by Bard or an Affiliate to customers, including but not limited to administrative fees paid to any group purchasing organization of which the customer is a member; and (iv) allowances, credits and payments for returned Products. In the event the Product is sold in kit or in combination with any item which is not covered by the Intellectual Property Rights ("Kit"), the Net Sales of such Product shall be determined for each quarter by application of the following formula:

  [**]

      o "Average Retail Price" means (a) with respect to each component in a Kit that is not manufactured by Bard or its designee, the average retail sales price to hospitals of such component during such quarter, and (b) with respect to each component in a Kit that is manufactured by Bard or its designee, Bard's or its Affiliate's Average Sale Price for such component, as such component is sold separately.

      o "Average Sale Price," for either a Kit or a component sold separately by Bard, shall be calculated by dividing (A) Bard's or its Affiliate's gross invoiced selling price during such fiscal quarter for all such Kits or separately-sold components, as the case may be, less applicable deductions and offsets set forth above, divided by (B) the total number of such Kits or separately-sold components, as the case may be, sold by Bard or its Affiliate during such fiscal quarter.

                                   Article II.
                                     REPORTS

      2.1. Reports by Bard. At the time of Bard's remittance of each royalty payment pursuant to Section 1.3, Bard shall furnish to NMT a report showing the type and total number of the Products sold and or licensed to others by Bard or any Affiliate of Bard during the quarter to which the royalty payment relates, the aggregate Net Sales during such quarter and sufficient information from which the royalties payable may be determined

      2.2. Confidentiality. All reports and information delivered by Bard under this Article II shall be considered confidential information ("Confidential Information").

      2.3. Audit Rights. Bard shall keep complete and accurate records of the underlying Product sales and expense data relating to the reports and payments required under this Royalty Agreement. NMT shall have the right once annually at its own expense to have an independent public accountant, selected by NMT and reasonably acceptable to Bard (the "Auditor"), review any such records of Bard in the locations where such records are maintained by Bard upon reasonable notice and during normal business hours and under obligations of strict confidence, for the sole purposes of verifying the basis and accuracy of the royalty payments payable


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hereunder. If the review of such record reveals that Bard has failed to accurately (i) calculate and pay royalties under Article I or (ii) report information pursuant to Section 2.1, then Bard shall promptly pay NMT any resulting royalty amounts, together with interest thereon at a rate equal to 1% per month. In the event that the royalty amounts determined to be due as a result of any annual audit are greater than 10% of the amounts actually paid without regard to such audit, Bard shall pay NMT's reasonable out-of-pocket expenses incurred in conducting such audit. If Bard disputes in good faith the conclusions of the Auditor under this Section 2.3, then Bard shall notify NMT of its dispute and any such dispute shall be resolved in accordance with the provisions of Section 9.5 of the Purchase Agreement.

                                  Article III.
                                 CONFIDENTIALITY

      NMT shall keep confidential, and shall not disclose to any third party or use, any Confidential Information, as defined in Section 2.2 hereof, except to the extent such information (i) is published by, or with the written consent of, Bard or by a third party having no obligation of confidentiality to Bard, (ii) is already known to such third party, (iii) is otherwise made publicly available (other than by a person who made such disclosure in breach of a confidentiality obligation), or (iv) as is required by law.

                                  Article IV.
                                 MISCELLANEOUS

      4.1. Waivers and Amendments.

            (a) This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

            (b) No waiver of any provision of this Agreement, or consent to any departure from the terms hereof, shall be effective unless the same shall be in writing and signed by the party waiving or consenting thereto. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies provided by law.

      4.2. Entire Agreement. This Agreement and the Related Documents (as such term is defined in the Purchase Agreement) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, among the parties, or any of them, in connection with such subject matter.

      4.3. Set Off. Buyer's obligations to make payments to Seller hereunder may be applied or set off by Buyer or any Affiliate against any liabilities of Seller due and payable to Buyer or any such Affiliate pursuant to Section 9.1(b) of the Purchase Agreement hereof at any time, whether or not other collateral is then available and without regard to the adequacy of any such


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other collateral.

      4.4. Indemnification. NMT will indemnify Bard pursuant to Section 9.1(b)(v) of the Purchase Agreement.

      4.5. Dispute Resolution; Arbitration. All differences, disputes or claims arising in connection with this Agreement or any transaction or occurrence contemplated hereby shall be settled in the manner set forth in Section 9.5 of the Purchase Agreement.

      4.6. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without giving effect to its conflicts of laws rules.

      4.7. No Election of Remedies. The rights and remedies accorded herein to NMT and Bard are cumulative and in addition to those provided by law, and may be exercised separately, concurrently, or successively.

      4.8. Notices. Any notice or other communication in connection with this Agreement shall be in writing and shall be sufficiently given if sent in accordance with Section 10.9 of the Purchase Agreement.

      4.9. Termination. If the Purchase Agreement shall terminate prior to the Closing Date thereunder, this Agreement shall terminate simultaneously therewith.

                                    * * * * *

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      IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

NMT MEDICAL, INC.                        C.R. BARD, INC.


By:  John E. Ahern                       By:  Timothy M. Ring
   ---------------------------------          --------------------------

Its: President & Chief Executive Officer Its: Group President
     -----------------------------------      --------------------------


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